Exhibit 99.1

FOR IMMEDIATE RELEASE

China XD Plastics Announces $10 Million Share Repurchase Program and Purchase of Land Use Rights to Support its Manufacturing Capacity Expansion Strategy

HARBIN, China, April 7, 2011 - China XD Plastics Company Limited ("China XD Plastics" or the "Company"), (Nasdaq: CXDC), one of the leading Chinese manufacturers engaged in the development, manufacture, and distribution of modified plastics primarily for use in automotive applications in China, today announced that its board of directors has authorized a share repurchase program of up to $10 million of the Company’s common stock through May 31, 2012. At the same time, the Company announced that it will purchase land use rights for a 50 acre parcel of land to support its manufacturing capacity expansion and growth strategy from 2011 to 2013.

Repurchases under the program may be made through open market purchases in accordance with applicable federal securities laws, including Rule 10b-18. The timing of repurchases and the exact number of shares of common stock to be purchased will be determined by the Company's management, in its discretion, and will depend upon market conditions and other factors. The program will be funded utilizing the Company’s cash on hand and cash generated from operations. The Company is currently working with its financial institutions to ensure efficient and adequate conversion of Chinese Renminbi to U.S. Dollars to fund the execution of the repurchase program. China XD Plastics plans to update investors on the status of the repurchase program on a quarterly basis, in conjunction with the release of its financial results and filing of its quarterly and annual reports with the SEC.

To ensure the continued execution of its growth strategy, the Company will purchase approximately 50 acres of land located in Harbin Hanan Industrial City, including the partially constructed production facilities currently on the property. This purchase will be made with the support of the Chinese government, in its efforts to foster the development of the alternative energy vehicle and new materials industries in China. The total cost of the purchase of the land use rights and the partially constructed production facilities will be approximately USD$20 million. The Company plans to complete major infrastructure of the new production facility by the end of 2011 and intends to purchase production equipment for the facility over the course of the next two years. The new production facility will support the Company’s targeted production capacity expansion of 30% annually in 2012 and 2013.

“According to the China Association of Automobile Manufacturers (“CAAM”) forecast, the Chinese auto industry is expected to maintain an annual growth rate of 10-15% over the next 3 years,” commented Mr. Jie Han, Chairman and CEO of China XD Plastics. “Although the plastics content per vehicle in China is below the level seen in developed countries, that gap is narrowing. Based on the Chinese government’s “twelfth five-year plan,” the alternative energy vehicle industry in our opinion has significant growth potential, which we believe will result in the rapid growth of the plastics content used per car. In line with this, the Company has decided to build a new plant and production lines on the 50 acres of land to be acquired, while also transferring the original production lines from Dalian Road to the new facilities. This will help the Company to realize the resource integration, equipment upgrade, and capacity expansion needed to fully benefit from the rapid growth of the alternative energy vehicle industry. Meanwhile, we are pleased to receive the $107 million credit line from local commercial banks, which will ensure the new facility construction.”

 About China XD Plastics Company Limited

China XD Plastics Company Limited, through its wholly owned subsidiary, Harbin Xinda Macromolecule Material ("Xinda"), develops, manufactures, and distributes modified plastics, primarily for automotive applications. The Company's specialized plastics are used in the exterior and interior trim and in the functional components of more than 60 automobile brands manufactured in China including Audi, Red Flag, Volkswagen and Mazda. The Company’s wholly-owned research center is dedicated to the research and development of modified plastics, and benefits from the cooperation with well-known scientists from prestigious universities in China. As of December 31, 2010, 177 of Xinda’s products have been certified for use by one or more of the automobile manufacturers in China. For more information please visit http://www.chinaxd.net.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company’s ability to raise additional capital to finance the Company’s activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the share exchange; the Company’s ability to successfully expand its production capacity; the future trading of the common stock of the Company; the Company’s ability to operate as a public company; the period of time for which its current liquidity will enable the Company to fund its operations; the Company’s ability to protect its proprietary information; general economic and business conditions; the volatility of the Company’s operating results and financial condition; the Company’s ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company’s filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

Contacts:
China XD Plastics Company Limited Mr. Taylor Zhang, CFO Phone: +1-212-747-1118 (New York) Mr. Tienan Han, IR Manager Phone: +86-451-8434-6600 (Harbin) Email: cxdc@chinaxd.net	Taylor Rafferty (US): Bryan Degnan +1-212-889-4350 ChinaXD@ Taylor-Rafferty.com Taylor Rafferty (HK): Mahmoud Siddig, Managing Director +852-3196-3712 ChinaXD@Taylor-Rafferty.com